PRIMERICA REPORTS FIRST QUARTER 2026 RESULTS

Record Investment and Savings Products (ISP) sales of $4.3 billion, up 22%

ISP client asset values ended the quarter at $127 billion, up 15%

Life-licensed sales force totaled 149,732 at March 31, 2026

Net premiums increased 2%; adjusted direct premiums increased 4%

Net earnings per diluted share (EPS) of $5.97 increased 18%; return on stockholders’ equity (ROE) of 30.6%

Diluted adjusted operating EPS of $5.96 increased 19%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 31.5%

Repurchases of $135 million of common stock during the quarter;

declared dividend of $1.20 per share payable on June 12, 2026

Duluth, GA, May 6, 2026 – Primerica, Inc. (NYSE: PRI) reported financial results for the quarter ended March 31, 2026. Total revenues of $872.7 million increased 8% compared to the first quarter of 2025. Net income of $190.1 million increased 12% and net earnings per diluted share of $5.97 increased 18% compared to the prior year period.

Adjusted operating revenues of $872.3 million increased 9% compared to the first quarter of 2025. Adjusted net operating income of $189.8 million increased 13%, while adjusted operating earnings per diluted share of $5.96 increased 19% compared to the prior year period.

The Company delivered solid financial results during the first quarter of 2026, driven by record sales performance and higher client asset values in the Investment and Savings Products segment. Sales growth was supported by a broad product offering and continued sales momentum, while favorable equity market performance contributed to asset growth. The Term Life business also produced solid financial results, driven by the Company’s large in-force block of term life insurance policies.

“Another quarter of strong financial performance was driven by continued momentum in our Investment and Savings Products business and supported by the stability of our Term Life business. ISP remains a key driver of growth and reflects the trust clients place in our long‑term savings solutions,” said Glenn Williams, Chief Executive Officer of Primerica,

Inc. “As middle‑income families continue to navigate a changing economic environment, the need for financial education and guidance remains critical. We believe our strong fundamentals position Primerica well for long-term growth and to effectively meet the evolving needs of our clients."

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2026	Q1 2025	% Change
Life-Licensed Sales Force	149,732	152,167	(2)%
Recruits	84,217	100,867	(17)%
New Life-Licensed Representatives	10,569	12,339	(14)%
Life Insurance Policies Issued	74,054	86,415	(14)%
Life Productivity (1)	0.16	0.19	*
Issued Term Life Face Amount ($ billions) (2)	$25.7	$28.5	(10)%
ISP Product Sales ($ billions)	$4.3	$3.6	22%
Average Client Asset Values ($ billions)	$129.9	$113.0	15%
Closed U.S. Mortgage Volume ($ million brokered)	$113.1	$93.5	21%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.

* Not calculated or less than 1%

Segment Results
	Q1 2026	Q1 2025	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$464,634	$457,841	1%
Investment and Savings Products	350,645	290,812	21%
Corporate and Other Distributed Products (1)	57,018	54,903	4%
Total adjusted operating revenues (1)	$872,297	$803,556	9%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$154,860	$146,785	6%
Investment and Savings Products	100,899	81,271	24%
Corporate and Other Distributed Products (1)	(6,737)	(8,028)	16%
Total adjusted operating income before income taxes (1)	$249,022	$220,028	13%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

During the first quarter of 2026, recruiting and licensing activity was below levels in the prior year period, with 84,217 new recruits, down 17% compared to the prior year period, and 10,569 representatives obtaining a new life license, a 14% decline year over year. The life licensed sales force totaled 149,732 as of March 31, 2026, decreasing 2% compared to March 31, 2025.

Term Life Insurance

During the first quarter of 2026, annualized issued premium of $83.3 million decreased 10% compared to the prior year period. The Company issued 74,054 new life insurance policies, representing 14% fewer policies than the prior year period, with total face amount issued of $25.7 billion. Productivity as measured by the average monthly rate of new policies issued per life-licensed independent sales representative was 0.16. The Company continues to enhance training and tools designed to help representatives more effectively identify and address the evolving protection needs of middle-income families in today's economic environment.

First quarter of 2026 Term Life revenues of $464.6 million increased 1% compared to the first quarter of 2025, driven by 4% growth in adjusted direct premiums. Pre-tax operating income of $154.9 million, including a $7.6 million remeasurement gain, increased 6% compared to the prior year period. The benefits and claims ratio was 57.3% compared to 58.2% in the prior year period. The DAC amortization and insurance commissions ratio was 12.3% and the insurance expense ratio was 7.9%, consistent with the prior year period. The Term Life operating margin was 22.5% compared to 22.1% in the prior year period.

Investment and Savings Products

During the first quarter of 2026, total product sales were $4.3 billion, a 22% increase compared to the prior year period. Strong investor demand across all major product lines drove sales growth, while equity market appreciation and continued net inflows over the last 12 months led to a 15% increase in client asset values year over year. Net inflows during the first quarter of 2026 were $362 million compared to $542 million in the prior year period.

First quarter ISP revenues of $350.6 million increased 21% year-over-year, while income before income taxes of $100.9 million increased 24%. Growth in sales-based commission revenues continued to outpace revenue-generating sales due to continued strong client demand for variable annuities. Asset-based commission revenues grew 23%, supported by a favorable mix-shift toward U.S. managed accounts and Canadian mutual funds sold under the principal distributor model, compared to a 15% increase in average client asset values. Sales-based and asset-based commission expenses grew in line with related revenues.

Corporate and Other Distributed Products

During the first quarter of 2026, the segment recorded a pre‑tax adjusted operating loss of $6.7 million, compared to a pre‑tax adjusted operating loss of $8.0 million in the prior‑year period. The improvement was driven by $2.1 million higher adjusted net investment income, reflecting continued growth in the invested asset portfolio.

Taxes

The effective income tax rate was 23.8% during the first quarter of 2026, largely consistent with the effective income tax rate of 23.6% in the first quarter of 2025.

Capital

During the first quarter of 2026, the Company repurchased $135 million of its common stock under the Board of Directors' $475 million share repurchase program authorized through December 31, 2026. The Board of Directors has approved a dividend of $1.20 per share, payable on June 12, 2026, to stockholders of record on May 21, 2026. Primerica Life Insurance Company's statutory risk-based capital (RBC) ratio was estimated to be 430% as of March 31, 2026.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, diluted adjusted operating earnings per share and adjusted stockholders' equity.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the IPO coinsurance transactions) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (MTM) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income (loss). We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, May 7, 2026, at 10:00 a.m. (ET), to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain independent sales representatives or license or maintain the licensing of independent sales representatives; laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or independent sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or independent sales representatives; differences between our actual experience and our expectations regarding mortality, reinsurance, persistency, or disability as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for independent sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; changes in prevailing mortgage interest rates or U.S. monetary policies that affect mortgage interest rates; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches; the development and use of artificial intelligence; the efficiency and success of business initiatives taken to enhance our technology, products and services; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; laws and regulations in the U.S. and Canada, executive branch actions, orders and policies, judicial rulings and decisions by public officials impacting our business; the legislative and regulatory environment regarding climate change; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; inability to effectively execute our corporate strategy; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc. is a leading diversified financial services distribution company serving middle-income households in the United States and Canada. Our licensed representatives educate families on how to prepare for a more secure financial future and help them achieve their financial goals with our term life insurance and third-party mutual funds, managed accounts, annuities, loans and other financial products. We insured over 5.5 million lives and had approximately 3.1 million client investment accounts as of December 31, 2025. Through our life insurance subsidiaries in North America, in 2025 Primerica was the #3 issuer of term life insurance, which we largely reinsure. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”. We are headquartered in Duluth, Georgia.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@Primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2026	December 31, 2025
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$3,444,026	$3,265,246
Fixed-maturity security held-to-maturity, at amortized cost	1,130,730	1,175,380
Equity securities, at fair value	27,728	26,433
Trading securities, at fair value	32,451	12,801
Policy loans and other invested assets	56,336	56,233
Total investments	4,691,271	4,536,093
Cash and cash equivalents	645,811	756,227
Accrued investment income	31,400	30,122
Reinsurance recoverables	2,480,051	2,564,952
Deferred policy acquisition costs, net	3,954,334	3,915,998
Agent balances, due premiums and other receivables	280,220	275,171
Intangible asset	45,275	45,275
Income taxes	130,773	177,302
Operating lease right-of-use assets	40,936	41,900
Other assets	254,797	387,776
Separate account assets	2,122,558	2,281,520
Total assets	$14,677,426	$15,012,336

Liabilities and stockholders' equity
Liabilities:
Future policy benefits	$6,728,920	$6,818,179
Unearned and advance premiums	17,015	15,521
Policy claims and other benefits payable	488,886	495,356
Other policyholders' funds	342,427	356,427
Note payable	595,516	595,315
Surplus note	1,130,485	1,175,119
Income taxes	66,810	147,960
Operating lease liabilities	48,369	49,565
Other liabilities	531,546	546,596
Payable under securities lending	85,020	84,876
Separate account liabilities	2,122,558	2,281,520
Total liabilities	12,157,552	12,566,434

Common stock	313	318
Retained earnings	2,440,207	2,416,149
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	223,792	134,594
Unrealized foreign currency translation gains (losses)	(23,387)	(15,836)
Net unrealized gains (losses) on available-for-sale securities	(121,051)	(89,323)
Total stockholders' equity	2,519,874	2,445,902
Total liabilities and stockholders' equity	$14,677,426	$15,012,336

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2026	2025
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$871,246	$858,845
Ceded premiums	(414,859)	(410,521)
Net premiums	456,387	448,324
Commissions and fees	356,741	296,957
Net investment income	43,283	41,671
Investment gains (losses)	396	757
Other, net	15,886	17,134
Total revenues	872,693	804,843

Benefits and expenses:
Benefits and claims	171,254	174,862
Future policy benefits remeasurement (gain) loss	(7,377)	(3,273)
Amortization of deferred policy acquisition costs	84,260	78,550
Sales commissions	195,210	158,118
Insurance expenses	66,567	64,805
Insurance commissions	5,618	6,124
Interest expense	5,861	6,004
Other operating expenses	101,882	98,338
Total benefits and expenses	623,275	583,528
Income before income taxes	249,418	221,315
Income taxes	59,322	52,264
Net income	$190,096	$169,051

Earnings per share attributable to common stockholders:
Basic earnings per share	$5.98	$5.06
Diluted earnings per share	$5.97	$5.05

Weighted-average shares used in computing earnings per share:
Basic	31,681	33,292
Diluted	31,728	33,342

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended March 31,
	2026	2025	% Change
	(In thousands, except per-share amounts)
Total revenues	$872,693	$804,843	8%
Less: Investment (losses) gains	396	757
Less: 10% deposit asset MTM included in NII	-	530
Adjusted operating revenues	$872,297	$803,556	9%

Income before income taxes	$249,418	$221,315	13%
Less: Investment (losses) gains	396	757
Less: 10% deposit asset MTM included in NII	-	530
Adjusted operating income before income taxes	$249,022	$220,028	13%

Net Income	$190,096	$169,051	12%
Less: Investment (losses) gains	396	757
Less: 10% deposit asset MTM included in NII	-	530
Less: Tax impact of preceding items	(94)	(304)
Adjusted net operating income	$189,794	$168,068	13%

Diluted earnings per share	$5.97	$5.05	18%
Less: Net after-tax impact of operating adjustments	0.01	0.03
Diluted adjusted operating earnings per share	$5.96	$5.02	19%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended March 31,
	2026	2025	% Change
	(In thousands)
Direct premiums	$867,202	$854,430	1%
Less: Premiums ceded to IPO coinsurers	179,575	191,477
Adjusted direct premiums	687,627	662,953	4%

Ceded premiums	(413,843)	(409,334)
Less: Premiums ceded to IPO coinsurers	(179,575)	(191,477)
Other ceded premiums	(234,268)	(217,857)
Net premiums	$453,359	$445,096	2%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended March 31,
	2026	2025	% Change
	(In thousands)
Total revenues	$57,414	$56,190	2%
Less: Investment gains (losses)	396	757
Less: 10% deposit asset MTM included in NII	-	530
Adjusted operating revenues	$57,018	$54,903	4%

Income (loss) before income taxes	$(6,341)	$(6,741)	6%
Less: Investment gains (losses)	396	757
Less: 10% deposit asset MTM included in NII	-	530
Adjusted operating income (loss) before income taxes	$(6,737)	$(8,028)	16%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	March 31, 2026	December 31, 2025	% Change
	(In thousands)
Stockholders' equity	$2,519,874	$2,445,902	3%
Less: Net unrealized gains (losses)	(121,051)	(89,323)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	223,792	134,594
Adjusted stockholders' equity	$2,417,133	$2,400,631	1%